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                                                                 EXHIBIT 23.1
                          CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Copart, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-81238) on Form S-8 of Copart, Inc. of our report dated September 18, 1998, relating to the consolidated balance sheets of Copart, Inc. and subsidiaries as of July 31, 1998, and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1998, and related schedule, which report appears in the July 31, 1998, annual report on Form 10-K of Copart, Inc.

                                              KPMG Peat Marwick LLP


San Francisco, California
October 9, 1998
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